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Tessera Technologies, Inc. to Acquire DTS, Inc. – M&A Call

September 20, 2016 / 12:30PM GMT

CORPORATE PARTICIPANTS

Don Markley Tessera Technologies Inc – IR

Tom Lacey Tessera Technologies Inc – CEO

Robert Andersen Tessera Technologies Inc – CFO

Jon Kirchner DTS Inc. – CEO

CONFERENCE CALL PARTICIPANTS

Richard Shannon Craig-Hallum Capital Group – Analyst

James Medvedeff Cowen and Company – Analyst

Matthew Galinko Sidoti & Company – Analyst

Jim Goss Barrington Research – Analyst

Jonathan Art Federated Kaufmann Fund – Analyst

PRESENTATION

Operator

Good morning. My name is Melissa and I will be your conference operator today. At this time, I would like to welcome everyone to the Tessera Technologies’ conference call.

(Operator Instructions)

Thank you. Mr. Don Markley, Investor Relations, you may begin your conference.

Don Markley – Tessera Technologies Inc – IR

Thank you, Melissa. Good morning and welcome to Tessera Technologies’ conference call to review the acquisition of DTS announced earlier this morning. This call is also being webcast live over the Internet. Please be advised that during the course of today’s call, Management will make forward-looking statements within the meaning of federal securities laws.

These forward-looking statements are made based on Management’s current expectations and beliefs concerning future events impacting the Company and therefore, involve a number of risks and uncertainties including those described in: the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016; the Company’s other filings with the SEC; and the press release issued today.

Therefore, the actual results of operations or financial conditions of the Company could differ materially from those expressed or implied in the forward-looking statements, which speak only to the date of today’s call, September 20, 2016. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after today’s date. Now I would like to introduce Tessera’s Chief Executive Officer, Tom Lacey. Tom?

Tom Lacey – Tessera Technologies Inc – CEO

Don, thank you very much. Whether live or via webcast recording, thank you for joining us on the call this morning, especially on such short notice. As we released this morning, today, we are extremely excited to announce that Tessera and DTS have signed a merger agreement, whereby Tessera will acquire all the outstanding equity of DTS for $42.50 per share in cash. Total transaction value is approximately $850 million.

First of all, I am very pleased to be on the call this morning. These truly are exciting times for Tessera’s employees, partners, customers, and shareholders. Joining Robert and me on the call and here at our San Jose headquarters this morning is Jon Kirchner, CEO of DTS. Jon, a warm welcome.

I am pleased to announce that at the closing of this transaction, Jon is expected to join our Executive Team as President of the combined Company. You will get a chance to hear from both Robert and Jon later in the call, and all three of us will be available during the Q&A session following our prepared remarks.

I would like to give you my perspective on this exciting transaction. More than three years ago, when I took the position as CEO of Tessera, my goal was to transform the Company into a growth-oriented product, technology and customer-focused business.

We have made steady progress toward this goal, with the growth of our FotoNation and semiconductor packaging, 3DIC and bonding initiatives. Today’s transaction is transformational to our business and is a major step along that path, whereby our product-related business is projected to increase by approximately 4 times to roughly half of the combined companies’ revenue.

Financially, this transaction makes a great deal of sense, as it provides access to several significant growth markets. It’s accretive to our EPS in 2017, presents an opportunity for operating cost synergies and provides us substantial scale while making efficient use of a comfortable amount of leverage. Strategically, this transaction is compelling, as we will be one of the world’s leading product and technology licensing companies, with more than 25 additional tier-one customers delivering products to very large end-markets, and over 450 engineers focused on developing next-generation sound and imaging platforms.

Next, Robert, Jon and I will walk you through our slide presentation. Slide number 1, Tessera to acquire DTS. First, let me explain a little bit of the genesis of this transaction. Since I became CEO of Tessera, I have reached out to a number of CEOs of other technology licensing companies.

I met Jon at DTS. Over time, as we got to know each other, I liked the strategic fit and became increasingly impressed with DTS’s Management Team, technology developing abilities, focused on growth opportunities and exciting end-markets, such as consumer electronics, automotive and mobile, and its position with its customers.

It became apparent to me that adding DTS to Tessera is a unique and compelling growth opportunity for our partners, customers, employees, and shareholders, which we will detail on the following slides. Before diving further into the presentation, I would like to take a short moment to offer a warm welcome to DTS’s employees, investors, partners and customers to Tessera.

Slides number 2 and 3 are the Safe Harbor statements that are pertinent to this presentation.

Slide number 4 is entitled today’s speakers. For those of you who haven’t met all of us, this slide connects names with faces and a brief bio of each of us. For those of you on the call that I have not had the chance to get to know, I’ve been CEO of three public companies over the past decade plus, the last three plus of which have been here at Tessera.

Much of my management philosophy and discipline comes from my prior 13-year stint at Intel where I was afforded the opportunity to run the multi-billion-dollar flash memory business and also served as President of Intel Americas, amongst other responsibilities. Robert has been CFO at Tessera since January 2014 and Tessera is his second public company CFO position. He has previously worked senior financial positions at HP, Wind River Systems, and Phoenix Technologies.

Jon has been with DTS since 1993 and was elevated to President and CEO in 2002. In more than 14 years as CEO, Jon has led DTS from a small start-up to a globally recognized leader in audio enhancement and delivery technology for movies, music and video games. Today, DTS Technologies have been licensed into hundreds of millions of consumer electronics, mobile, automotive and PC products worldwide. Prior to joining DTS, Jon has worked for the consulting and audit groups of PwC.

One of the many benefits of this transaction is adding management depth and capabilities to an already strong leadership team, which enables us to continue to execute on our strategic and growth initiatives.

On to Slide number 5. Headline: Transformative Acquisition To Drive Profitable Growth. This transaction is transformative on many fronts, providing an outstanding platform for profitable growth, and bringing together our respective world-class experts in audio, imaging, semiconductor packaging, and interconnect technologies.

The combined company brings much greater scale and revenues, and adds many more tier-one partners and customers, including the likes of Qualcomm, MediaTek, TI, Cirrus Logic, ARM, NVIDIA, Sony, Philips, HP, Microsoft, Hyundai, Harman, Onkyo, Polk, Definitive Technologies, Seagate, WD, Bose, ASUS, JVC, Panasonic, Vizio, Mitsubishi, Xiaomi, Vivo and Kenwood, amongst others, a long, long list. Quite exciting.

Slide number 6, compelling transaction rationale. This transaction brings both strategic and financial benefits, including broadening our product, customer and technology base, as well as financial benefits, ranging from a significant anticipated increase in revenue to approximately $450 million in 2016, operating income, cash flows, and EPS.

This strong cash flow will provide us with operational flexibility to retire debt, continue to fund quarterly dividends, explore M&A opportunities and to continue investments into our business units.

For Slide number 7, Transaction Overview, let me turn the call over to Robert to review the various financial metrics.

Robert Andersen – Tessera Technologies Inc – CFO

Thanks, Tom. Tessera is paying $42.50 per share to acquire all outstanding shares of DTS Inc. This represents a total transaction value of approximately $850 million, including about $39 million of equity assumed by Tessera at closing. The transaction is accretive to EPS in 2017 and represents, on a pro forma basis, projected EBITDA for the combined Company of about $240 million for 2016, including cost synergies.

Estimated cost synergies of $15 million are expected to be achieved over 12 to 18 months. The purchase will be financed with cash on hand and approximately $600 million in debt that is to be issued through a committed facility from RBC Capital Markets into the Term Loan B market.

This level represents about a 2.5 times pro forma projected EBITDA for 2016 and is at a level of which I am quite comfortable due to the earnings power, and cash generation of the combined business. I’m pleased with the terms of the committed facility, which are the result of a competitive bidding process of several large banks. There is, for instance, no financial covenant for the borrowing.

Given that we will retain cash of about $100 million on our balance sheet, at deal closing, the net leverage is about 2.1 turns pro forma EBITDA for 2016, a very reasonable level from which to pay our current dividend, pay down debt and operate the business with a good degree of flexibility, liquidity and investment ability. The deal itself is expected to close in late Q4 or early Q1.

Onto the next slide, which is, Financial Profile For the Last 12 months. To give investors a feel for the numbers, we show a combination of non-GAAP financial metrics for both companies over the trailing four quarters through June 30, 2016. It is clear the strong margin profile of Tessera combines very well with DTS, yielding a combined EBITDA margin in excess of 50%.

It is also important to note that the EBITDA margin profile of the combined companies moves closer to the mid- to high-50% range by adding cost synergies and by increasing the combined revenue to the pro forma $450 million for 2016 that Tom noted earlier. This business combination represents, by almost any measure, a very profitable enterprise that can improve its margin profile with future growth. With that, let me turn the call over to Jon to provide an overview of DTS.

Jon Kirchner – DTS Inc. – CEO

Thanks, Robert. Since the company was founded in 1993, DTS has been dedicated to making the world sound better. DTS is one of the world’s leading audio technology companies, touching every major content provider, IC provider and CE manufacturer around the globe. To date, we have licensed more than 2 billion products.

Driving our business are key trends toward higher quality entertainment delivery and consumption across ever more mobile and connected devices. We offer a range of embedded software-based audio codec, pre- and post-processing solutions that enhance the audio experience in the home, mobile and automotive segments.

We also develop tools that assist content creator and distributor partners in developing and delivering more compelling movies, music and video games. Our technologies are licensed under various product logos and include widely acclaimed solutions such as DTS:X for cinema and home applications; DTS Headphone:X for mobile; DTS Play-Fi for wireless audio; and DTS HD Radio for automotive.

Our business model revolves around per-unit royalties for each device enabled with our technology, broadly ranging from cents to dollars, depending on the unit volumes and technologies deployed. Our licensing business is highly scalable, with attractive and growing margins and highly diversified revenue streams.

We believe significant opportunities for growth exists in each of our markets, as content companies and consumers alike seek more immersive and personalized entertainment experience. I will now turn the call back over to Tom to discuss the combined companies’ strategic platform. Tom?

Tom Lacey – Tessera Technologies Inc – CEO

Thanks, Jon. Slide number 10, Enhanced Strategic Platform. At a high level, this transaction gives us a robust brand, product and technology platform to drive revenue growth. While we are maintaining an appropriate focus on our highly profitable intellectual property business, the transformational nature of this acquisition is expected to result in approximately 50% of our revenues coming from product and technology licensing.

Additionally, in order to better reflect the combined companies’ immense capabilities and technologies, a new corporate name and stock symbol will be adopted in connection with the closing of this transaction. Stay tuned for more details on that front.

Slide number 11. Tessera and DTS are in billions of devices today. Tessera and DTS have prolific technologies that are literally in billions and billions of devices today. This combination will broaden our overall presence in important consumer markets, including consumer electronics, mobile, automotive, and the supply chain overall, including semiconductor, tier-one automotive suppliers, OEMs and media content owners, creators and distributors.

Slide number 12. Enabling Integrated Audio and Imaging Experiences. Our businesses, technologies and initiatives are very strong on a standalone basis and we are confident that together, we have a unique opportunity for us to invent the future of smart audio and imaging, delivering more value into existing markets and participating in exciting, new and emerging markets such as AR/VR and IoT.

Slide number 13. Complementary Technology Portfolio Addressing Attractive End-Markets. There is a great deal of information on this slide, which in part, speaks to the depth and breadth of the combined product roadmaps. We are stronger together and the combined companies’ extensive products, technologies and roadmaps address some of the world’s largest and exciting end-markets.

Let me give you a few examples. We have a product packaging and bonding technologies that span all of these end-markets. In mobile, today, we are a global leader in imaging and bring customer access to DTS’s exciting new immersive Headphone:X offering that Jon referred to earlier. In automotive, DTS is the leader in premium audio and brings extensive knowledge, channel, and deep relationships to help accelerate FotoNation’s penetration into this exciting growth market.

The combination uniquely positions us in the massive IoT space through the combination of advanced packaging, bonding, interconnect, imaging, object recognition, machine learning and audio processing.

The last slide, slide number 14, Enabling Enhanced Imaging and Audio Everywhere. First, let me turn the call back to Jon for some final comments from him before I end our formal presentation. Jon?

Jon Kirchner – DTS Inc. – CEO

Thanks, Tom. The rest of the DTS management team, board of directors and myself are very excited about this combination. Importantly, with a 28% premium to DTS’s 30-day volume-weighted average as of September 19, 2016, we are confident that this transaction delivers significant and immediate value to DTS shareholders.

We believe this transaction sets the stage for the next phase of DTS’s growth, where it combines scale, human talent, financial resources and IP portfolio, allow us to pursue wider and deeper penetration of audio and imaging technologies across a wide range of large addressable markets, driving value for our customers, partners, and employees. We are looking forward to working with Tom and the rest of the excellent Management Team at Tessera moving forward. Thank you, Tom.

Tom Lacey – Tessera Technologies Inc – CEO

Jon, thanks again. So in summary, as I am sure you can tell from the three of us, we are extremely excited about this transformational event, as the combined company, capabilities, prospects and value far exceed that of either of the companies, on their own.

This union of technology, brand, businesses and talented people is coming together to enable us to realize our vision of enabling the future of smart audio and imaging everywhere. That concludes our prepared remarks and now we will open the call to your questions. Over to Melissa for Q&A. Melissa?

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Your first question comes from Richard Shannon from Craig-Hallum. Your line is open.

Richard Shannon – Craig-Hallum Capital Group – Analyst

Hi Tom and Robert, how are you guys doing? And Jon, good to meet you for the first time over the phone.

Tom Lacey – Tessera Technologies Inc – CEO

Hey, Richard.

Richard Shannon – Craig-Hallum Capital Group – Analyst

Just here, I guess a few questions for me and this is a question both for Tom and Jon. The OpEx synergies make some sense; I probably don’t have any questions here but I’d love to understand the sales synergies here. It sounds like you’ve got some overlapping markets in mobile, and automotive, among others. How do you envision the sales synergies emerging here? Over what time period do you see them having some sort of impact?

Tom Lacey – Tessera Technologies Inc – CEO

I will take a whack at it and I will give Jon a shot to go. So you’re right, Richard. First of all, thanks for being on the call on such short notice. But the sales synergies, as you correctly identify, are in the mobile space where, as you are well aware, our FotoNation brand is well accepted and is an absolute leader in imaging, where we ship on more than about 450 million units a year with an installed base of total devices on all platforms approaching 3 billion units.

So we are very much a prolific player there and one of the things we liked a lot, as we got to know DTS better, is this new technology, which Jon can explain, if you’d like, better than I can is Headphone:X and we see a definite opportunity to use the relationships, customers, channels, et cetera, that we have enjoyed for FotoNation over the years with Headphone:X.

Conversely, on the automotive side, I don’t know if you happen to have HD radio in your car. Many cars do have it. It turns out that’s a DTS brand and product and it’s prolific. It’s the dominant leader in premium audio in automobiles. They have a tremendous channel.

Again, one of the things I liked a great deal here is they had much more depth in terms of field technical support and just overall impact and coverage of the automotive sector. If you will recall, when we talked about automotive here in the past, we said we really wanted to align ourselves with tier one players because we didn’t have that necessary infrastructure to go on this on our own. With this acquisition, we absolutely have substantial scale in the automotive space and again, Jon can detail that. Jon?

Jon Kirchner – DTS Inc. – CEO

I would add a couple of things. I think the sales synergy, in and of itself, is obviously going to be seen and the impact will be felt, in part, through at different times, in part, through the way that different markets work. So in mobile, you would expect that deeper synergy and fast product cycles ultimately would allow us to move faster. In automotive, you’ve got three- to five-year product cycles, where the depth of our relationships and the ability to move the needle there may show up later.

But I think most importantly, when you think about the speed at which all of these markets are moving and you think about the depth of insight required as one thinks about how one is going to define ever more impactful experiences, whether it be imaging or sound or some combination thereof and delivering that in lower power devices on silicon.

I think the combination of the insight and channel access and the experience that the combination of our teams bring, puts us in a position to ultimately drive greater sales synergy. It starts with insight and relationships, let’s call it, platform footprint out in the marketplace and then from there, it’s up to us depending on the product cycles and those relationships to ultimately deliver those synergies.

Richard Shannon – Craig-Hallum Capital Group – Analyst

Okay. That’s fair enough. Thank you for that detail. Jon, if I may pose a question to you and I’m coming from a position of ignorance on your firm; I don’t know you that well. I did download your investor presentations on your website and I think you’ve talked about revenues of $190 million, roughly speaking, for this calendar year and then you’ve got targets to 2020 to get revenues towards $300 million. What is the biggest dollar growth driver of the move from $190 million to $300 million?

Jon Kirchner – DTS Inc. – CEO

It is a combination of growth in mobile, as well as growth more broadly in the automotive and home space. It is fairly balanced across multiple markets.

Richard Shannon – Craig-Hallum Capital Group – Analyst

Okay. Fair enough. One question for me and then I will jump out of line because I need to do some more financial work here first. But, Tom, on your presentation here, you’ve got at least two mentions and maybe even three, here, of Tessera machine learning. You didn’t mention it verbally in your presentation here.

I know this is in part and parcel of your hiring of a CTO, I think last year, for some long-term, long-range work in this area. Can you help us understand what exactly you’re envisioning here about machine learning and how does it fit in? How long before this becomes a real impact to both just Tessera and the combined company?

Tom Lacey – Tessera Technologies Inc – CEO

Richard, thanks. And also a great question. So on machine learning, we’ve talked about it on our conference calls. Not spent a great deal of time on it over the past six to nine months. It turns out FotoNation employs machine learning and has for quite some today and we have a relatively large team across Steve’s team — you referred to our CTO — plus a number of engineering folks on our FotoNation team.

Where it manifests itself, it really is, Jon alluded to a little bit and we’ve talked in the past about low power devices and — or low power devices, embedded hardware/software/architecture that we enjoy with the FotoNation technology. When you combine our ability to put some technology in silicon, with machine learning, it enables us to build what we call smart — or smart imaging and smart imaging and audio devices.

That smart acronym, if you will, is really referring to this machine learning initiative. We have had it for quite some time. We put it on steroids with the addition of Steve and his team and we are excited about, candidly, some of the actual breakthrough technology it will do. But it will enable us to build smaller devices, smarter devices and smaller, ultimately, we think that this evolves into the vision we’ve laid out before prior to this acquisition; it’s just smart objects everywhere. These are intelligent sensors, sensory perceptive devices that live at the edge and machine learning is a key component of that.

So we’re enjoying some revenue, if you will, from it today. The further development of machine learning that we’re doing is going to make our FotoNation products better than they are today and combined, we think we have a unique opportunity with sound and imaging, if you will, to employ this machine learning technology. It’s a key piece of the strategy.

Richard Shannon – Craig-Hallum Capital Group – Analyst

Okay. Given I need to work through some financial numbers first and I will ask those questions off-line. That is all for me at this time, guys. Congratulations.

Tom Lacey – Tessera Technologies Inc – CEO

Thanks, Richard.

Jon Kirchner – DTS Inc. – CEO

Thanks, Richard.

Operator

(Operator Instructions)

Your next question comes from James Medvedeff, Cowen.

James Medvedeff – Cowen and Company – Analyst

Hi, good morning and thanks for taking my questions. It’s Jim Medvedeff from Cowen. So could you briefly run through what regulatory hurdles or the timeline of filings and shareholder votes; that sort of thing? It’s a pretty quick closing you’re expecting, by the end of Q4 or early Q1. Could you just run through the timeline a little bit?

Robert Andersen – Tessera Technologies Inc – CFO

This is Robert Andersen, the CFO at Tessera. The deal will require HSR review, which — but we expect, as we mentioned, closure toward the end of Q4, early Q1. It will also require a shareholder vote from DTS, but not one from Tessera. So that’s — we have gone through the detail of timeline and have a plan and we think that late this year, probably mid-December, sometime into January but that’s — we’re confident in that timeline.

James Medvedeff – Cowen and Company – Analyst

Just to follow up on that, when do you expect to file the SEC, whatever documents are required for HSR?

Jon Kirchner – DTS Inc. – CEO

Hi, Jim. It’s Jon. We expect — we have 20 days to — 20 business days to file the proxy and so you can expect it within that timeframe.

James Medvedeff – Cowen and Company – Analyst

Okay, great.

Jon Kirchner – DTS Inc. – CEO

Or sooner, right? (laughter)

James Medvedeff – Cowen and Company – Analyst

As another second question, the expense synergies, the $15 million. It seems to me a little bit conservative, that there might be some more. It’s only about 12% of what we expect DTS to spend on R&D and SG&A this year. And you — a couple of questions here. How did you come up with the $15 million number? How deep are you into planning or thinking about where those cuts are going to be made and could you just talk about the whole synergy, cost synergy side?

Robert Andersen – Tessera Technologies Inc – CFO

Yes, so this is Robert Andersen again. We’ve done some initial analysis on synergies based on a discussion of the three of us here in the room and obviously, that occurs at a high level but we did walk our way through each of the functions and we’ve subsequently had discussions. I’ve had one with my counterpart at DTS and so we’ve done analysis in terms of looking at people, looking at the spend. There is the obvious overlap spin on public company. I think most of the — a lot of the other savings comes in G&A.

So we’re comfortable with the $15 million. Tom is looking at me like we can obviously do more, (laughter) but I think it’s fair to say that, that is very important work and it requires some real detailed analysis to make sure that we make the proper decisions for the – in the best interest of the overall Company. So we’ll certainly look at that. I’m comfortable today putting up $15 million on the number down with a degree of confidence.

James Medvedeff – Cowen and Company – Analyst

Okay. Thanks. And just without the $15 million of cost synergies, would it still be accretive to 2017?

Robert Andersen – Tessera Technologies Inc – CFO

Absolutely. Yes. Absolutely.

James Medvedeff – Cowen and Company – Analyst

Okay. And then what sort of terms do you have on the new debt?

Robert Andersen – Tessera Technologies Inc – CFO

So we have — we did a competitive banking bidding on this and ultimately ended up with RBC as our partner. The indicative terms are LIBOR plus 300 for the borrowing, seven-year term and there’s obviously flex in there. Because we are a first-time issuer so we would need to get a credit rating and then market the steps. So there’s 200 basis points of flex if needed as we take it out in the market. But the indicative at LIBOR plus 300.

James Medvedeff – Cowen and Company – Analyst

Jon, how does that compare to the debt that will be — the $105 million or $140 million of debt that will be retired?

Jon Kirchner – DTS Inc. – CEO

It’s slightly north of that but you’re comparing apples and oranges. They are doing term loan B, where we had bank financing that had both covenants and was backed by a significant base of assets.

James Medvedeff – Cowen and Company – Analyst

Okay, but there is some savings on the interest expense there, right?

Jon Kirchner – DTS Inc. – CEO

You’re going to be borrowing at slightly higher rates than we would, in part, just because of the nature of the structure itself.

James Medvedeff – Cowen and Company – Analyst

Okay. Thanks. That’s all I have. Congratulations.

Tom Lacey – Tessera Technologies Inc – CEO

Thank you.

Jon Kirchner – DTS Inc. – CEO

Hey, Jim. Thanks.

Operator

Your next question comes from Matthew Galinko from Sidoti.

Matthew Galinko – Sidoti & Company – Analyst

Hey, good morning, guys. Thanks for taking my questions.

Tom Lacey – Tessera Technologies Inc – CEO

Hey, Matt. Good morning.

Matthew Galinko – Sidoti & Company – Analyst

A really early morning for you guys, but you mentioned a couple times on the prepared remarks debt pay down; is that your priority? You did mention there is no covenants on the debt. Is stock buyback on the back burner for the time being or how you think about capital allocation post-close of the deal?

Robert Andersen – Tessera Technologies Inc – CFO

Hey, Matt. This is Robert. So I mentioned on the prepared remarks, we’ll continue from capital allocation, we will continue to pay the dividend and will likely suspend share buybacks for the present time and re-evaluate that when we have lowered the leverage on our balance sheet.

Matthew Galinko – Sidoti & Company – Analyst

Fair enough. But you’re — you would be under no obligation to suspend them. There would just be your assessment on that. Do I understand that?

Robert Andersen – Tessera Technologies Inc – CFO

That is correct. What I’ve indicated is we’re comfortable with this level of debt and it enables us to continue a dividend and to have proper liquidity of the Company and also the ability to make the judicious M&A investments if we need to. And as you said here, too, if it’s appropriate, we can buy back.

So we have flexibility under the line and we will work within those constraints, of course, for the time being. But I do expect to pay the debt down in a fairly reasonable fashion over the next couple of years. It’s not like we have high leverage but I’d like to bring that down some over the first couple of years.

Matthew Galinko – Sidoti & Company – Analyst

Got you. And then maybe just on the — you alluded to M&A a little bit but post this deal, is it on hiatus for a few quarters as you integrate or do you see with this acquisition, the ability to put more to work as you’ve added another pillar of the business?

Robert Andersen – Tessera Technologies Inc – CFO

Yes, I mean we have the ability to do M&A. I think in the near term, we will be focused on using operational cash flows to pay down debt. I think we’re fortunate here because we have good flexibility all around and that was a key part of actually doing this deal, is to make sure we have flexibility as an organization to make the appropriate decisions.

But it’s going to depend on the circumstances, where the stock is, what opportunities are in front of us from an M&A standpoint, where we want to invest in the business and where we would like to see our balance sheet from a debt perspective.

Matthew Galinko – Sidoti & Company – Analyst

Got you. All right. That is all for me for now. I appreciate it.

Tom Lacey – Tessera Technologies Inc – CEO

Thanks, Matt.

Robert Andersen – Tessera Technologies Inc – CFO

Thanks, Matt.

Operator

(Operator Instructions)

Jim Goss, Barrington Research.

Jim Goss – Barrington Research – Analyst

Thanks. So I’m coming from at this from the DTS side versus the prior caller. And I am looking at Slide 13, in particular, where you do talk about the complementary nature of some of the technologies and I’m wondering if there is plans to not just take advantage of end markets in which you both participate, or if there is actually product and service integration you think you can effect on a number of these areas?

Tom Lacey – Tessera Technologies Inc – CEO

Sure. Hi, this is Tom. Thank you for your question. We definitely see technical synergies, if you will, technology synergies where the integration of imaging and audio is part of it and one of the things we’re trying to get across on this particular slide you’re referring to, Slide 13, is the depth and breadth of our respective product lines. When you put these together and you strive toward this whole concept of smart. This is the machine learning stuff that Richard asked before but smart imaging and audio, you can see the depth and breadth across a number of super important markets.

So we’ve done some of that work already, as you would expect and the diligence in getting the respective CTO organizations together on the kinds integrated products we might be able to build. We have more work to do to between now and certainly close and thereafter, but to answer your question directly, yes, we see definite technology synergies between the different technologies, specifically on imaging and sound. Jon, do you want?

Jon Kirchner – DTS Inc. – CEO

No. It’s okay.

Jim Goss – Barrington Research – Analyst

Is this — hi, how are you doing, Jon?

Jon Kirchner – DTS Inc. – CEO

Good.

Jim Goss – Barrington Research – Analyst

So it is — congratulations on a huge gain on the stock. Is this how you envision the segments being broken down then?

Robert Andersen – Tessera Technologies Inc – CFO

In terms of (multiple speakers) —

Jim Goss – Barrington Research – Analyst

At — no, the mobile, IoT, consumer electronics, et cetera. Are those the new segments that you would be categorizing your businesses into, from an accounting standpoint, too, and a reporting standpoint?

Robert Andersen – Tessera Technologies Inc – CFO

Yes, this is Robert Andersen. I think as we evaluate this transaction over the next few months and prepare for the integration, we will evaluate how best to report the business from an accounting perspective. I think that —

Tom Lacey – Tessera Technologies Inc – CEO

Talking about segmentation?

Robert Andersen – Tessera Technologies Inc – CFO

Yes. I think that it’s very likely, I’d say almost certain that we will have segment reporting. We just need to determine what those segments look like.

Jim Goss – Barrington Research – Analyst

And as a prior caller also asked about some of the cost components, R&D in particular, since you’ve — both companies, obviously, dedicate a lot of their efforts to that. How exactly do you integrate that process? I guess they’re both sort of in the same similar geographic area, for the most part. How will that be put together?

Tom Lacey – Tessera Technologies Inc – CEO

You’re saying physically or a more organizational? (multiple speakers)

Jim Goss – Barrington Research – Analyst

No, I guess in terms of direction and —

Tom Lacey – Tessera Technologies Inc – CEO

Yes, okay. So organizationally, we would expect to have alignment in I’ll call it the office of the CTO, if you will. You put the experts from all the different technologies in the office of the CTO and look to drive some of the synergies, technology synergies; we talked about with an earlier question that way. And that’s probably the simplest way to think about it. In terms of physical, right, to the place it makes sense, we will obviously look at that, too, but typically at the office of the CTO where a lot of that integration will happen.

Jim Goss – Barrington Research – Analyst

Okay. Well, thanks very much.

Tom Lacey – Tessera Technologies Inc – CEO

Thank you.

Operator

You next question comes from Jonathan Art from Kaufmann. Your line is open.

Jonathan Art – Federated Kaufmann Fund – Analyst

Hi, Robert. I just wanted to go over my math quickly. If I understand the numbers correctly and assume about a $6 million, $6.5 million a quarter debt burden, are we talking about this deal being pro forma for the synergies about $0.18 accretive to the June quarter that just ended?

Tom Lacey – Tessera Technologies Inc – CEO

(laughter) Your math is amazing.

Robert Andersen – Tessera Technologies Inc – CFO

I do not know that I’m going to be able to check your math quite that quickly, Jonathan, so we can — I think it’s probably a question that it’s better to take off-line as we kind of go through the nitty-gritty of this.

Jonathan Art – Federated Kaufmann Fund – Analyst

Okay. Thank you.

Robert Andersen – Tessera Technologies Inc – CFO

Okay.

Operator

There are no further questions at this time and I’ll turn the call back over to management.

Tom Lacey – Tessera Technologies Inc – CEO

Melissa, thanks. So, in summary, as you can tell, we really are thrilled about this transaction. Again, we expect it to close in late Q4 of 2016 or early Q1 2017. We look forward to welcoming Jon and the DTS team to the Tessera family to leverage our mutual strengths we talked about and covered on the call, and truly, to create a world-class company that’s much stronger than the sum of its parts. Again, with that, thank you all for joining the three of us on the call today.

Operator

This concludes today’s conference call. You may now disconnect.

Forward-Looking Statements

This transcript or any statements incorporated by reference herein, including, for example, the expected date of closing of the transaction and the potential benefits of the transaction, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Tessera’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Tessera and DTS, all of which are subject to change. In addition, forward-looking statements also consist of statements involving trend analyses and statements including such words as “will,” “may,” “anticipate,” “believe,” “could,” “would,” “might,” “potentially,” “estimate,” “continue,” “plan,” “expect,” “intend,” and similar expressions or the negative of these terms or other comparable terminology that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Tessera will be able to enter into or consummate the proposed transaction; 2) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Tessera and DTS; 3) uncertainty as to the long-term value of DTS; 4) unpredictability and severity of natural disasters; 5) the resolution of intellectual property claims; 6) pricing trends, including Tessera’s and DTS’s ability to achieve economies of scale; 7) Tessera’s ability to implement its business strategy; 8) retention of key executives; 9) intense competition from a number of sources; 10) future regulations and policies affecting Tessera’s and DTS’s businesses; 11) general economic and market conditions; 12) the integration of businesses Tessera may acquire or new business ventures Tessera may start; 13) the evolving legal, regulatory and tax regimes under which we operate; 14) the expected amount and timing of cost savings and operating synergies; 15) failure to receive the approval of the stockholders of DTS; 16) recent and proposed changes to U.S. patent laws, rules, and regulations; 17) continued involvement in material legal proceedings; 18) issues with Tessera’s ability to integrate acquired technologies and 19) other developments in the markets Tessera and DTS operate, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Tessera and DTS on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference in this transcript are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information About the Transaction and Where to Find It

In connection with the proposed transaction, DTS will file a proxy statement with the SEC. Additionally, DTS will file other relevant materials with the SEC in connection with the proposed acquisition of DTS by Tessera pursuant to the terms of an Agreement and Plan of Merger by and among Tessera, DTS and the other parties thereto. The materials to be filed by DTS with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of DTS are urged to read DTS’s proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the transaction and the parties to the transaction.

DTS, Tessera and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of DTS stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DTS’s executive officers and directors in the solicitation by reading DTS’s proxy statement for its 2016 annual meeting of stockholders and the proxy statement and other relevant materials filed with the SEC in connection with the transaction when they become available. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tessera’s executive officers and directors in the solicitation by reading Tessera’s proxy statement for its 2016 annual meeting of stockholders. Information concerning the interests of DTS’s participants in the solicitation, which may, in some cases, be different than those of DTS’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available. Additional information regarding DTS directors and executive officers is also included in DTS’s proxy statement for its 2016 annual meeting of stockholders.